Exhibit 21.1
Subsidiaries of Nektar Therapeutics*

Jurisdiction of
Incorporation or
Name	Organization
Nektar Therapeutics UK, Ltd.	United Kingdom
Nektar Therapeutics (India) Pvt. Ltd	India

*	Includes subsidiaries that do not fall under the definition of “Significant Subsidiary” as defined under Rule 1-02(w) of Regulation S-X.

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